Exhibit 99.1
10x Genomics Reports Second Quarter 2025 Financial Results
PLEASANTON, Calif. August 7, 2025 – 10x Genomics, Inc. (Nasdaq: TXG), a leader in single cell and spatial biology, today reported financial results for the second quarter ended June 30, 2025.
Recent Updates
•Revenue was $172.9 million for the second quarter. Excluding $27.3 million related to a patent litigation settlement, revenue was $145.6 million.
•Ended the second quarter with cash and cash equivalents and marketable securities of $447.3 million, representing a $20 million increase over the prior quarter.
•Entered into a definitive agreement to acquire Scale Biosciences for upfront cash and stock consideration of $30 million, plus contingent consideration that could become payable upon the achievement of certain milestones. The acquisition strengthens the company’s leadership in single cell analysis with key technology that will drive innovation and expand access by enabling more powerful, affordable and scalable experiments across a broader range of applications.
•Began shipping Visium HD 3’ and HD cell segmentation, expanding the Visium portfolio’s capabilities by enabling high-resolution, high-sensitivity profiling across a wider range of applications.
•Announced a partnership with the Genome Institute of Singapore on the TISHUMAP initiative, which will leverage Xenium and AI to uncover novel biomarkers and therapeutic targets for cancer and inflammatory diseases.

“The second quarter unfolded largely as anticipated,” said Serge Saxonov, Co-founder and CEO of 10x Genomics. “Amid continued uncertainty in the funding environment, we’re encouraged by the resilience of our business and the dedication of our team. We’re focused on disciplined execution, and remain confident in the strength of our technology, the momentum behind our platforms and the significant long-term opportunity in front of us.”

Second Quarter 2025 Financial Results
Revenue was $172.9 million for the second quarter of 2025. Excluding $27.3 million related to a patent litigation settlement, revenue was $145.6 million, a 5% decrease from the corresponding period of 2024, primarily driven by a decrease in instrument revenue. This figure also reflects approximately $4.0 million of revenue that resulted from customers in China accelerating purchases from the third quarter into the second quarter in anticipation of potential tariff changes.

Gross margin was 72% for the second quarter of 2025, as compared to 68% for the corresponding prior year period. The increase in gross margin was primarily due to higher license and royalty revenue and lower royalties and warranty costs, partially offset by an increase in inventory reserves and higher manufacturing costs. Excluding the impact of license and royalty revenue, gross margin was 67% for the second quarter of 2025.
Operating expenses were $95.0 million for the second quarter of 2025, a 35% decrease from $146.0 million for the corresponding prior year period. The decrease was primarily driven by a $40.7 million gain on settlement related to the litigation settlement.
Operating income was $30.1 million for the second quarter of 2025, as compared to operating loss of $41.7 million for the corresponding prior year period.
Net income was $34.5 million for the second quarter of 2025, as compared to a net loss of $37.9 million for the corresponding prior year period.
Cash and cash equivalents and marketable securities were $447.3 million as of June 30, 2025.

Third Quarter 2025 Revenue Guidance
10x Genomics expects third quarter 2025 revenue to be in the range of $140 million to $144 million. This guidance reflects approximately $4.0 million of revenue that resulted from customers in China accelerating purchases from the third quarter into the second quarter in anticipation of potential tariff changes.

Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the second quarter 2025 financial results, business developments and outlook after market close on Thursday, August 7, 2025 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xgenomics.com. The webcast will be archived and available for replay at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to accelerate the mastery of biology and advance human health. Our integrated research solutions include instruments, consumables and software for single cell and spatial biology, which help academic and translational researchers and biopharmaceutical companies understand biological systems at a resolution and scale that matches the complexity of biology. Our products are behind breakthroughs in oncology, immunology, neuroscience and more, fueling powerful discoveries that are transforming the world’s understanding of health and disease. To learn more, visit 10xgenomics.com or connect with us on LinkedIn, X, Facebook, Bluesky or YouTube.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. All statements included in this press release, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "see," "estimate," "predict," "potential," "would," "likely," "seek" or "continue" or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.'s partnerships, plans, positioning, product launches, organization, goals, opportunities, potential, specifications, costs, enthusiasm, trends and adoption of 10x Genomics, Inc.’s products and services, expected performance advantages and benefits of using 10x Genomics, Inc.’s products and services and 10x Genomics, Inc.’s financial performance and results of operations, including expectations regarding revenue and guidance as well as government policy and academic and government research funding. These statements are based on management's current expectations, forecasts, beliefs, assumptions and information currently available to management. Actual outcomes and results could differ materially from these statements due to a number of factors and such statements should not be relied upon as representing 10x Genomics, Inc.'s views as of any date subsequent to the date of this press release. 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in 10x Genomics’ expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The material risks and uncertainties that could affect 10x Genomics, Inc.'s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recently-filed 10-K for the fiscal year ended December 31, 2024, filed on February 13, 2025, and the company’s quarterly reports on Form 10-Q for the quarter ended March 31, 2025, filed on May 9, 2025, and for the quarter ended June 30, 2025, to be filed with the Securities and Exchange Commission (SEC), and elsewhere in the documents 10x Genomics, Inc. files with the SEC from time to time.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, its website (www.10xgenomics.com), press releases, public conference calls, public webcasts and its social media accounts as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Products and services revenue (1)	$145,157	$152,990	$282,980	$293,995
License and royalty revenue (1)	27,751	114	44,811	115
Revenue	172,908	153,104	327,791	294,110
Cost of products and services revenue (2)	47,824	48,884	97,262	96,976
Gross profit	125,084	104,220	230,529	197,134
Operating expenses:
Research and development (2)	61,224	62,918	125,469	131,556
Selling, general and administrative (2)	74,434	83,039	164,162	168,813
Gain on settlement	(40,700)	—	(49,900)	—
Total operating expenses	94,958	145,957	239,731	300,369
Income (loss) from operations	30,126	(41,737)	(9,202)	(103,235)
Other income (expense):
Interest income	4,271	4,715	7,957	9,451
Interest expense	(3)	(1)	(3)	(2)
Other income (expense), net	2,603	(56)	4,739	(1,096)
Total other income	6,871	4,658	12,693	8,353
Income (loss) before provision for income taxes	36,997	(37,079)	3,491	(94,882)
Provision for income taxes	2,459	818	3,311	2,964
Net income (loss)	$34,538	$(37,897)	$180	$(97,846)

Net income (loss) per share, basic	$0.28	$(0.32)	$—	$(0.82)
Net income (loss) per share, diluted	$0.28	$(0.32)	$—	$(0.82)
Weighted-average shares used to compute net income (loss) per share, basic	123,755,409	120,066,972	123,183,924	119,461,485
Weighted-average shares used to compute net income (loss) per share, diluted	124,509,720	120,066,972	124,258,150	119,461,485

(1)The following table represents revenue by source for the periods indicated (in thousands). Spatial products includes the Company’s Visium and Xenium products:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Instruments
Chromium	$5,727	$8,792	$11,640	$16,642
Spatial	$8,770	15,060	$17,672	32,663
Total instruments revenue	14,497	23,852	29,312	49,305
Consumables
Chromium	85,788	94,108	169,897	178,035
Spatial	36,397	29,254	67,644	55,662
Total consumables revenue	122,185	123,362	237,541	233,697
Services	8,475	5,776	16,127	10,993
Products and services revenue	145,157	152,990	$282,980	$293,995
License and royalty revenue	27,751	114	$44,811	$115
Total revenue	$172,908	$153,104	$327,791	$294,110
The following table presents revenue by geography based on the location of the customer for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Americas
United States*	$103,491	$89,672	$190,309	$165,309
Americas (excluding United States)	2,667	3,419	$6,419	7,412
Total Americas	106,158	93,091	196,728	172,721
Europe, Middle East and Africa	34,734	37,362	66,629	72,083
Asia-Pacific
China	23,170	13,738	40,053	27,662
Asia-Pacific (excluding China)	8,846	8,913	24,381	21,644
Total Asia-Pacific	32,016	22,651	64,434	49,306
Total revenue	$172,908	$153,104	$327,791	$294,110
* Includes license and royalty revenue.
(2)Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Cost of revenue	$1,989	$2,247	$4,470	$4,280
Research and development	12,613	17,862	26,719	34,750
Selling, general and administrative	12,643	18,383	27,132	35,591
Total stock-based compensation expense	$27,245	$38,492	$58,321	$74,621

10x Genomics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$397,712	$344,067
Marketable securities	49,549	49,335
Accounts receivable, net	49,977	87,862
Other receivables	69,090	606
Inventory	68,968	83,107
Prepaid expenses and other current assets	20,365	19,410
Total current assets	655,661	584,387
Property and equipment, net	239,710	252,648
Operating lease right-of-use assets	62,700	57,290
Goodwill	4,511	4,511
Intangible assets, net	14,714	15,671
Other noncurrent assets	2,674	4,129
Total assets	$979,970	$918,636
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,938	$12,909
Accrued compensation and related benefits	26,102	33,615
Accrued expenses and other current liabilities	39,063	41,165
Deferred revenue	21,449	20,658
Operating lease liabilities	9,669	9,286
Total current liabilities	112,221	117,633
Operating lease liabilities, noncurrent	77,075	73,327
Deferred revenue, noncurrent	11,270	12,513
Other noncurrent liabilities	6,125	5,029
Total liabilities	206,691	208,502
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	2,239,924	2,177,672
Accumulated deficit	(1,466,867)	(1,467,047)
Accumulated other comprehensive income (loss)	220	(493)
Total stockholders’ equity	773,279	710,134
Total liabilities and stockholders’ equity	$979,970	$918,636